Exhibit 4.1.2

Execution Copy

EXPORT FINANCE AGREEMENT

          THIS EXPORT FINANCE AGREEMENT, dated as of June 30, 2006 (as amended, modified or supplemented from time to time, this “Agreement”), is entered into among VCP Overseas Holding Kft., a corporation duly organized and validly existing under the laws of the Republic of Hungary (“VCP Overseas”), VCP Overseas Holding Ltd Budapest, Baar Branch, a branch of VCP Overseas duly organized and validly existing under the laws of Switzerland (the “Importer”), Votorantim Celulose e Papel, S.A., a corporation duly organized and validly existing under the laws of Brazil (the “Exporter”), and LaSalle Bank National Association, as Collateral Agent (the “Collateral Agent”).  Except as otherwise provided herein, terms used but not defined herein have the respective meanings given to such terms in the Export Prepayment Agreement (as defined below).

WITNESSETH:

          WHEREAS, VCP Overseas, as the Borrower, Votorantim Celulose e Papel S.A., as the Guarantor and Exporter, the Importer, each of the Lenders that is named on the signature pages thereto (the “Lenders”), ABN AMRO Bank N.V., as the Administrative Agent, and the Collateral Agent, are parties to an Export Prepayment Agreement dated as of June 30, 2006 (as amended, modified or supplemented from time to time, the “Export Prepayment Agreement”) providing, subject to the terms and conditions thereof, that the Lenders lend Loans to VCP Overseas in an aggregate principal amount up to but not exceeding $375,000,000; and

          WHEREAS, it is a covenant to the Export Prepayment Agreement that VCP Overseas, the Importer and the Exporter enter into this Agreement for the sale of Products by the Exporter to the Importer for further resale by the Importer to Eligible Offtakers pursuant to Sale Agreements;

          NOW, THEREFORE, to induce the Lenders to enter into the Export Prepayment Agreement and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, each of VCP Overseas, the Importer and the Exporter have agreed to execute this Agreement.

          Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

          SECTION 1.1 Definitions.  As used herein, the following terms shall have the following meanings:

          “Agreement” has the meaning set forth in the introduction hereto.

          “Existing Debt” has the meaning set forth in Section 2.1.

          “Export” has the meaning set forth in Section 2.2.

          “Exporter” has the meaning set forth in the introduction hereto.

          “Export Prepayment Agreement” has the meaning set forth in the recitals hereto.

          “Importer” has the meaning set forth in the introduction hereto.

          “Process Agent” has the meaning set forth in Section 6.9(b).

          “Sale Termination Date” means the date on which all amounts payable under the Loan Documents (other than any indemnification obligations that have not yet been incurred) have been paid in full and the Commitments thereunder have been terminated.

          “VCP Overseas” has the meaning set forth in the introduction hereto.

          SECTION 1.2 Other Defined Terms and Interpretive Provisions. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Export Prepayment Agreement, and the rules of interpretation set forth therein shall apply to this Agreement.

ARTICLE II

EXPORT ADVANCE AND DELIVERY OF PRODUCTS

          SECTION 2.1 The Export Advance.  The Exporter (i) has obtained certain pre-export financings from various lenders in the amounts specified on Schedule 1 hereto (the “Existing Debt”), and (ii) hereby acknowledges that such Existing Debt has been or will be refinanced by VCP Overseas using loans obtained pursuant to the Export Prepayment Agreement.  The Exporter hereby confirms its existing obligation to export Products in order to repay all amounts due in respect of the Existing Debt.

          SECTION 2.2  Sale of Products by the Exporter. (a) The Exporter hereby agrees to deliver Products to the Importer from time to time through and including the Sale Termination Date (each such sale or delivery of Products to either the Importer or to another party in accordance with Section 2.2(b), an “Export”). In order to request any Export hereunder, VCP Overseas or the Importer shall notify the Exporter of the amount and/or type of Products to be so delivered from the Exporter to the Importer and such other information as may be applicable. All Exports to the Importer shall be made pursuant to VCP Overseas’ or the Importer’s standard terms and conditions of purchase, unless otherwise agreed by the parties hereto.  For the purpose of clarification, the Exporter’s obligations hereunder shall not be terminated except as described in Section 5.2, including as a result of any bankruptcy, insolvency or similar event with respect to VCP Overseas or the Importer or any non-payment by VCP Overseas or the Importer hereunder.

                    (b)     The Exporter further hereby agrees that if an Event of Default has occurred and is continuing, it will, upon the request of the Collateral Agent, deliver Products, to the extent permitted by Applicable Law, to buyers designated by the Administrative Agent from time to time until the Sale Termination Date.  In order to request any Export hereunder, the Collateral Agent shall send a notice to the Exporter informing it of the amount and/or type of Products to be so delivered from the Exporter to the Administrative Agent or its designee, and such other information as may be applicable. The Collateral Agent shall send such a notice under this Section 2.2(b) only if the Collateral Agent has been notified by the Administrative Agent or the Majority Lenders that an Event of Default has occurred and is continuing.

          SECTION 2.3 Purchase and/or Resale by the Importer.  It is understood and agreed by the Exporter that the price and terms and conditions of resale by the Importer to Eligible Offtakers of the Products purchased by VCP Overseas, the Importer or to buyers designated by the Administrative Agent pursuant to Section 2.2 shall be determined by VCP Overseas, the Importer, the Administrative Agent or such buyer in its sole discretion, as applicable, and any and all payments made by Eligible Offtakers or, in the case of the Administrative Agent or such buyer, such other purchaser, for Products sold hereunder in respect of Designated Receivables shall, to the extent not retained in the Collection Account in accordance with Article V of the Export Prepayment Agreement, be retained by VCP Overseas for its own account.

          SECTION 2.4 Governmental Approvals. In connection with each Export, the Exporter shall be responsible for obtaining all required Governmental Approvals and for satisfying whatever formalities may be required with respect to any Export and to take such other actions related thereto as VCP Overseas or the Importer or, with respect to its requests for Exports, the Collateral Agent may reasonably request, and to deliver evidence of any such Governmental Approvals to VCP Overseas and the Collateral Agent within a reasonable time after VCP Overseas’ or the Collateral Agent’s request therefore.

          SECTION 2.5 Acknowledgement of the Export Prepayment and Pledge. The Importer hereby acknowledges and agrees to the terms and conditions set forth in the Export Prepayment Agreement with respect to the Importer. The Importer also acknowledges VCP Overseas’ pledge to the Collateral Agent of its rights under its Designated Sale Agreement set forth, from time to time, on Schedule 1 of the Security Agreement with Eligible Offtakers and agrees to such pledge (and acknowledges that the Collateral Agent has no obligation to satisfy any of VCP Overseas’ obligations hereunder).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

          SECTION 3.1 Representations and Warranties of the Exporter. As of the date hereof, the Exporter hereby represents and warrants to VCP Overseas and the Collateral Agent that:

          (a) it: (i) is a corporation duly organized, validly existing and, to the extent applicable under the laws of Brazil, in good standing under the laws of Brazil, (ii) has all requisite corporate power, and has all material Governmental Approvals, necessary to own or lease its Properties and carry on its business as now being or as proposed to be conducted, except where failure to have such Governmental Approvals (in the aggregate) is not reasonably likely to have a Material Adverse Effect, (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify (in the aggregate) is not reasonably likely to have a Material Adverse Effect, (iv) has full power, authority and legal right to make and perform its obligations under this Agreement, (v) has no Liens on any of its Products, other than any Liens created by the Loan Documents, and (vi) except to the extent that any non-compliance (in the aggregate) is not reasonably likely to have a Material Adverse Effect, is in compliance with its Organizational Documents, all Applicable Laws (including Environmental Laws), Governmental Approvals and contractual obligations applicable to it;

          (b) the making and performance by it of this Agreement have been duly authorized by all necessary corporate action (including any necessary shareholder action), and do not contravene: (i) its Organizational Documents, (ii) any Applicable Law, decree, judgment, award, injunction or similar legal restriction in effect, except to the extent that any contravention thereof is not reasonably likely to have a Material Adverse Effect or (iii) any document or other contractual restriction binding upon or affecting it or any of its Property, except to the extent that any contravention thereof is not reasonably likely to have a Material Adverse Effect, or (except pursuant to the Loan Documents) result in the creation of any Lien on any of its Property; and no provision of any Applicable Law imposes materially adverse conditions upon this Agreement or its obligations hereunder or thereunder;

          (c) all Governmental Approvals and other actions by, and all notices to and filings and registrations with, any Governmental Authority, and all third-party approvals, required for the due execution, delivery and performance by the Exporter of this Agreement for the legality, validity or enforceability hereof have been obtained and are in full force and effect and true copies thereof have been provided to the Collateral Agent; provided that certain Governmental Approvals are required in connection with the export of Products from Brazil, but the Exporter has no reason to believe that any such Governmental Approvals would not be obtained;

          (d) this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, recuperação judicial, recuperação extrajudicial, falência or similar laws affecting the enforcement of creditors’ rights generally and as may be limited by equitable principles of general applicability;

          (e) there is no litigation, investigation, arbitration or other proceeding pending or, to its best knowledge, threatened against it by or before any arbitrator or Governmental Authority that (in the aggregate): (i) has had or, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Exporter or (ii) purports to affect the legality, validity, binding effect or enforceability of this Agreement;

          (f) it is subject to civil and commercial law with respect to its obligations under this Agreement, and the making and performance by it of this Agreement constitute private and commercial acts rather than public or governmental acts; and neither it nor any of its Properties is entitled to immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from any action, suit, set-off or proceeding, or service of process in connection therewith, arising under this Agreement;

          (g) there is no income, stamp or other tax, levy, assessment, impost, deduction, charge or withholding of any kind imposed by Brazil (or any municipality or other political subdivision or taxing authority thereof or therein that exercises de facto or de jure power to impose such tax, levy, assessment, impost, deduction, charge or withholding) on or by virtue of the execution or delivery of this Agreement and/or the performance of the Exporter’s obligations hereunder; and it has filed all tax returns required to be filed by it and paid all taxes shown to be due thereon except such as are being contested in good faith by appropriate proceedings or would not reasonably be expected to have a Material Adverse Effect; and

          (h) this Agreement is in proper legal form under the laws of Brazil for the enforcement hereof against it; provided that, for the enforceability of this Agreement before Brazilian courts: (i) the signatures of the parties signing this Agreement outside Brazil must be notarized by a notary public qualified as such under the laws of the place of signing and the signature of such notary public must be authenticated by a Brazilian consular officer at the competent Brazilian consulate, and (ii) this Agreement must be translated into Portuguese by a sworn translator; and, subject to the preceding, all formalities required in Brazil for the validity and enforceability (including any necessary registration, recording or filing with any court or other Governmental Authority) of this Agreement have been accomplished, and no taxes, assessments and other governmental charges or levies are required to be paid for the validity and enforceability thereof.

ARTICLE IV

COVENANTS OF THE EXPORTER

          SECTION 4.1 Covenants. The Exporter covenants and agrees with VCP Overseas and the Collateral Agent that, until the Sale Termination Date, the Exporter shall:

          (a) promptly obtain, and maintain in full force and effect, all Governmental Approvals from time to time necessary for its authorization, execution and delivery of this Agreement and the due performance of all of its obligations hereunder,

(b) provide to the Collateral Agent and the Administrative Agent:

          (i) within two Business Days after the Exporter obtains knowledge of the occurrence of any material breach by any party of any of its material obligations under this Agreement, notice thereof setting forth a description thereof and the action(s) that is/are being taken or is/are proposed to be taken with respect thereto;

          (ii) promptly (and, in any event, within five Business Days after its knowledge thereof) notice of any litigation, claim, investigation, arbitration, other proceeding or controversy pending or, to its knowledge, threatened involving or affecting the Exporter: (A) that could give rise to a Lien on any of its Products to be sold and resold to the Importer hereunder, other than any Liens created under the Loan Documents, (B) that could reasonably be expected to have a Material Adverse Effect or (C) relating to this Agreement; and

(iii) from time to time such other information with respect to the Exporter, this Agreement and/or the transactions contemplated hereby as the Collateral Agent may reasonably request;

          (c) not, without the prior written consent of each of the Lenders, sell, assign, grant a Lien on or otherwise transfer (by operation of law or otherwise) any of its rights or obligations hereunder (it being understood that any attempt to do any of the above without the prior written consent of the Lenders shall be null and void ab initio);

          (d) in addition to any sales commitments arising hereunder, the Exporter shall cooperate with VCP Overseas and the Importer in dealing promptly and fairly with complaints concerning the quality of the Products, including taking such action to resolve justified complaints as may be reasonably requested by VCP Overseas or the Importer; and

          (e) not enter into any amendment or modification of, or grant any waiver under, any Export Arrangement to the extent (i) any such amendment, modification or waiver to such Export Arrangement is adverse to any Lender Party and (ii) such Export Arrangement is then required to satisfy the Specified Coverage Ratio or the Specified Unencumbered Receivables Coverage Ratio.

ARTICLE V

TERM AND TERMINATION

          SECTION 5.1 Term. This Agreement shall commence on the date of its execution and shall continue until the Sale Termination Date.

          SECTION 5.2 Early Termination. As described in Section 12.6 of the Export Prepayment Agreement, this Agreement may be terminated at any time before the Sale Termination Date only upon delivery of a notice of termination hereof that is signed by all of the Lenders and delivered to the Exporter, VCP Overseas, the Importer and the Collateral Agent.  This Agreement shall not otherwise be terminated for any other reason; it being understood that any attempt to do so shall be null and void ab initio.

ARTICLE VI

MISCELLANEOUS

          SECTION 6.1 Waiver. No failure on the part of the Collateral Agent to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any other remedies provided by Applicable Law.

          SECTION 6.2 Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by facsimile) delivered to the intended recipient at the “Address for Notices” specified in the Export Prepayment Agreement, or, as to any party, at such other address as shall be designated by such party in a notice to each other party.  Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when personally delivered or, in the case of a facsimile or mailed notice, upon receipt, in each case given or addressed as aforesaid.

          SECTION 6.3 Expenses. Each of the Exporter, the Importer and VCP Overseas shall bear its own expenses with respect to the transactions contemplated hereby.  The Exporter shall pay all sales, use, stamp, duty, transfer, vehicle use, service, recording, real estate and other taxes, fees or similar charges, if any, imposed by any Governmental Authority in connection with any Export hereunder.

          SECTION 6.4 Modification of Agreement. All modifications, consents, amendments or waivers of any provision of this Agreement shall be effective only if the same shall be approved in writing by the parties hereto and then shall be effective only in the specific instance and for the specific purpose for which given.

          SECTION 6.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Exporter may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent (any attempt to do so being null and void ab initio).

          SECTION 6.6 Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

          SECTION 6.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.  A copy of this Agreement signed by all the parties hereto shall be retained by the Exporter and the Collateral Agent.

          SECTION 6.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF NEW YORK (NOT INCLUDING SUCH STATE’S CONFLICT OF LAWS PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).  FOR THE PURPOSES OF ARTICLE 9 OF BRAZILIAN DECREE-LAW NO. 4,657 DATED SEPTEMBER 4, 1942, AND FOR NO OTHER PURPOSE WHATSOEVER, THE TRANSACTIONS CONTEMPLATED HEREBY HAVE BEEN PROPOSED BY THE BORROWER.

          SECTION 6.9. Jurisdiction, Service of Process and Venue. (a) ANY LEGAL ACTION OR PROCEEDING BY OR AGAINST ANY PARTY HERETO OR WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT IN OR REMOVED TO THE COURTS OF THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE SITTING IN THE BOROUGH OF MANHATTAN). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS (AND COURTS OF APPEALS THEREFROM) FOR LEGAL PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND EACH OF THE EXPORTER AND THE IMPORTER IRREVOCABLY CONSENTS TO THE APPOINTMENT OF THE PROCESS AGENT AS ITS AGENT TO RECEIVE SERVICE OF PROCESS (WITH RESPECT TO THIS AGREEMENT) IN NEW YORK, NEW YORK.

          (b) Each of the Exporter and the Importer hereby irrevocably appoints National Corporate Research, Ltd. (the “Process Agent”), with an office on the date hereof at 225 West 34th Street, Suite 910, New York, New York 10122, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on its behalf service of copies of the summons and complaint and any other process that may be served in any such suit, action or proceeding brought in the State of New York, and agrees that the failure of the Process Agent to give any notice of any such service of process to it shall not impair or affect the validity of such service or, to the extent permitted by Applicable Law, the enforcement of any judgment based thereon. Such appointment shall be irrevocable until the Sale Termination Date, except that if for any reason the Process Agent appointed hereby ceases to be able to act as such, then the Exporter or the Importer shall, by an instrument reasonably satisfactory to the Collateral Agent, appoint another Person in the Borough of Manhattan as such Process Agent subject to the approval (which approval shall not be unreasonably withheld) of the Collateral Agent. Each of the Exporter and the Importer covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of a process agent pursuant to this paragraph in full force and effect and to cause such process agent to act as such. The foregoing provisions constitute, among other things, a special arrangement for service among the parties to this Agreement for the purposes of 28 U.S.C. §1608.

          (c) Nothing herein shall in any way be deemed to limit the ability of any Person to serve any process or summons in any manner permitted by Applicable Law or to obtain jurisdiction over any other Person in such other jurisdictions, and in such manner, as may be permitted by Applicable Law.

          (d) Each party hereto hereby irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in or removed to New York City (and courts of appeals therefrom) and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which the applicable Person is or may be subject, by suit upon judgment.

          (e) Each of the Exporter and the Importer irrevocably waives, to the fullest extent permitted by Applicable Law, any claim that any action or proceeding commenced against it relating in any way to this Agreement should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by the Exporter or the Importer relating in any way to this Agreement, whether or not commenced earlier. To the fullest extent permitted by Applicable Law, the Exporter and the Importer shall take all measures necessary for any such action or proceeding commenced against it to proceed to judgment before the entry of judgment in any such action or proceeding commenced by the Exporter or the Importer.

          SECTION 6.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, LITIGATION OR OTHER PROCEEDING OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY OTHER PERSON, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED IN A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THE AGREEMENT OF EACH PARTY HERETO TO THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE OTHER PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

          SECTION 6.11 Waiver of Immunity. To the extent that the Exporter or the Importer may be or becomes entitled to claim for itself or its Property any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment before judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), it hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement.

          SECTION 6.12 Use of English Language. This Agreement has been negotiated and executed in the English language. Except as otherwise provided, (a) all certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement (including any modifications or supplements hereto) shall be in the English language, or accompanied by a certified English translation thereof, and (b) in the case of any document originally issued in a language other than English, the English language version of any such document shall for purposes of this Agreement and (absent manifest error) control the meaning of the matters set forth therein.

          SECTION 6.13 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

          SECTION 6.14 Severability. The illegality or unenforceability in any jurisdiction of any provision hereof or of any document required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or such other document in such jurisdiction or such provision in any other jurisdiction.

          SECTION 6.15. No Petition Covenant. Notwithstanding any prior termination of this Agreement, the Exporter shall not, before the date that is one year and one day after the Sale Termination Date, acquiesce, petition or otherwise invoke or cause VCP Overseas or the Importer to invoke the process of any court or other Governmental Authority for the purpose of commencing or sustaining a case against VCP Overseas or the Importer under any bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of VCP Overseas or the Importer or any part of their respective Property, or ordering the winding up or liquidation of the affairs of VCP Overseas or the Importer.

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          IN WITNESS WHEREOF, the parties hereto have caused this Export Finance Agreement to be duly executed and delivered as of the day and year first above written.

VCP OVERSEAS HOLDING KFT.,

By:

Name:
Title:

By:

Name:
Title:

VOTORANTIM CELULOSE E PAPEL S.A.,

By:

Name:
Title:

By:

Name:
Title

VCP OVERSEAS HOLDING LTD BUDAPEST, BAAR BRANCH,

By:

Name:
Title:

By:

Name:
Title:

Signature Page to Export Finance Agreement

LASALLE BANK NATIONAL ASSOCIATION, as the Collateral Agent

By:

Name:
Title:

By:

Name:
Title:

Signature Page to Export Finance Agreement

SCHEDULE 1
to Export Finance Agreement

EXISTING DEBT

Agreement	Bank	Principal Amount	Principal Outstanding

Export Prepayment Agreement, dated as of May 2, 2005, among Votorantim Celulose e Papel S.A., VCP Trading N.V., the lenders defined thereto, Bayerische Hypo- und Vereinsbank AG and Calyon New York Branch.	Calyon and HVB	100,000,000	100,000,000
Export Prepayment Agreement, dated as of July 22, 2005, among Votorantim Celulose e Papel S.A., VCP Exportadora e Participações Ltda., VCP Trading N.V., the banks listed therein, Banco Santander Central Hispano, S.A., London Branch, and Banco Santander Central Hispano, S.A.	Santander	100,000,000	100,000,000
Export Prepayment Agreement, dated as of May 11, 2005, among Votorantim Celulose e Papel S.A., VCP Trading N.V. and ING Bank N.V., Curaçao Branch.	ING	50,000,000	50,000,000
Export Prepayment Agreement, dated as of March 24, 2005, among Votorantim Celulose e Papel S.A. and BNP Paribas.	BNP Paribas	50,000,000	50,000,000
Export Prepayment Agreement, dated as of January 19, 2005, among VCP Exportadora e Participações Ltda., Votorantim Celulose e Papel S.A., VCP Trading N.V. and Banco Santander Central Hispano, S.A., London Branch.	Santander	100,000,000	100,000,000
Total:		375,000,000	375,000,000